Exhibit 10.1

AXIS CAPITAL HOLDINGS LIMITED 2013 EXECUTIVE LONG-TERM EQUITY COMPENSATION PROGRAM

AXIS Capital Holdings Limited (the “Company”) has established the AXIS Capital Holdings Limited 2013 Executive Long-Term Equity Compensation Program (the “Program”) to enable eligible employees of the Company and its subsidiaries to share in the success of the Company through the grant of equity awards. The terms of the Program are as set forth herein.

1.	Eligibility. Any Executive Committee Member who is employed by the Company or one of its subsidiaries shall be entitled to annual allocation from the equity pool (as defined in Section 2) and shall be a “Participant” in the Program from and after January 1, 2013.

2.	Target Equity Allocation. Each Participant’s initial “Target Equity Allocation” shall be based on the Participant’s annual equity target value as set forth in their respective employment agreement or offer letter. This Target Equity Allocation shall be split between a time-based award and a performance-based award at the Compensation Committee’s discretion.

3.	Time-Based Award. The time-based portion of the Target Equity Allocation shall be adjusted at the time of grant. Such adjustment ultimately will be based on the Company’s three-year growth in diluted book value per share (DBVPS) as compared to the Company’s peer group, and shall range from 75% to 125% of the time-based Target Equity Allocation, phased in as follows: (a) 2013 performance year will use a one-year performance look-back period and minimum payout of 100%; and (b) 2014 performance year will use a two-year performance look-back period and minimum payout of 90%. Time-based awards will vest 25% per year over a four year vesting period.

4.	Performance-Based Award. The performance-based portion of the Target Equity Allocation will be granted as initially determined without adjustment, but vesting will be subject to a performance condition. Specifically, performance-based awards will be eligible to vest in a range of 10% to 200% of the initial Target Equity Allocation on the third anniversary of the date of grant, depending on the Company’s three-year growth in DBVPS percentile rank as compared to the Company’s peers, as determined as of the time of vesting.

5.	Form of Awards. Awards may be made in the form of restricted stock or restricted stock units, at the Committee’s discretion.

6.	Clawback. Any equity compensation award hereunder is subject to recoupment, at the Committee’s discretion, under the Company’s executive compensation recoupment, or “clawback”, policy.

7.	Interpretation of Program. The Committee shall have the authority to administer the Program, to conclusively make all determinations under the Program and to interpret the Program, subject to and in accordance with the Company’s 2007 Long-Term Equity Compensation Plan. Any such determinations or interpretations made by the Committee shall be binding on all persons.

8.	Governing Law. The Program shall be governed by the laws of Bermuda.

9.

No Guarantee of Continued Employment. Nothing in the Program shall interfere with or limit in any way the right of the Company or any of its subsidiaries to terminate any employee’s employment at any time, nor shall it confer upon any Participant any right to continue in the employ of the Company or any of its subsidiaries. For purposes of the Program, temporary absence from employment because of illness, vacation, approved leaves of absence and transfers of employment among the Company and its subsidiaries shall not be considered to terminate an employee’s employment.

10.	Successors. All obligations of the Company under the Program shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect merger, consolidation, purchase of all or substantially all of the business and/or assets of the Company or otherwise.

11.	Amendment and Termination. This Program may be amended or terminated at any time by the Committee.